Exhibit 15.1

Deloitte LLP
5140 Yonge Street
Suite 1700
Toronto ON, M2N 6L7
Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-172796 and 333-196112 on Form F-3 of our report dated February 26, 2016, relating to the consolidated financial statements of Intellipharmaceutics International Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 20-F for the year ended November 30, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants
March 18, 2016
Toronto, Canada